Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-27221) and related Prospectus Supplement of United Dominion Realty Trust, Inc. for registration of $62,500,000 of 8 1/2% Monthly Income Notes Due 2008, dated November 10, 1998 and to the incorporation by reference therein of our report dated January 28, 1998, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                             Ernst & Young LLP

Richmond, Virginia
November 6, 1998